Exhibit 12

          Statement of computation of ratios.
     194

Statements re: Computation of Ratios
Item 1(l) Business - Statistical Disclosure VI. Return on Equity and Assets
Brenton Banks, Inc.
(Dollars in thousands)
December 31,                          1994         1993         1992


Return on average total assets:
  Net income (before deduction of
  minority interest)              $    10,698       14,918       13,585
  * divided by *
  Average assets                  $ 1,521,189    1,436,425    1,387,273

  Ratio                                  0.70%       1.04%        0.98%

Return on average common
  stockholders' equity:
  Net income                      $    10,107       14,250       12,953
  * divided by *
  Average common stockholders'
  equity                          $   111,949      103,140       91,691

  Ratio                                 9.03%       13.82%       14.13%

Common dividend payout ratio:
  Cash dividends per share        $      0.44         0.40         0.35
  * divided by *
  Net income per share            $      1.27         1.80         1.67

  Ratio                                34.65%       22.22%       21.00%

Average equity to average assets:
  Average equity                  $   111,949      103,140       91,691
  * divided by *
  Average assets                  $ 1,521,189    1,436,425    1,387,273

  Ratio                                 7.36%        7.18%        6.61%

Equity to assets ratio:
  Common stockholders' equity     $   110,430      112,418       97,430
  * divided by *
  Total assets                    $ 1,581,327    1,480,596    1,431,140

  Ratio                                 6.98%        7.59%        6.81%

     195

December 31,                          1994         1993         1992

Tier 1 leverage capital ratio:
  Common stockholders' equity     $   110,430      112,418       97,430
  Minority interest                     4,220        4,407        3,987
  Unrealized gains (losses) on
   assets available for sale            5,117       (3,036)         (17)
  Less: intangibles                    (5,499)      (5,499)      (5,834)
  Tier 1 capital                  $   114,268      108,290       95,566
  * divided by *
  Total assets                    $ 1,581,327    1,480,596    1,431,140
  Unrealized gains (losses) on
   assets available for sale            5,117       (3,036)         (17)
  Less: intangibles                    (5,499)      (5,499)      (5,834)
  Tier 1 assets                   $ 1,580,945    1,472,061    1,425,289

  Ratio                                 7.23%        7.36%        6.71%

Primary capital to assets:
  Common equity                   $   110,430      112,418       97,430
  Minority interest                     4,220        4,407        3,987
  Unrealized gains (losses) on
   assets available for sale            5,117       (3,036)         (17)
  Allowance for loan losses            10,913        9,818        9,006
  Primary capital                 $   130,680      123,607      110,406
  * divided by *
  Total assets                    $ 1,581,327    1,480,596    1,431,140
  Unrealized gains (losses) on
   assets available for sale            5,117       (3,036)         (17)
  Allowance for loan losses            10,913        9,818        9,006
  Allowable assets                $ 1,597,357    1,487,378    1,440,129

  Ratio                                 8.18%        8.31%        7.67%

     196